AMENDMENT

TO

ADMINISTRATIVE AGENCY AGREEMENT

THIS AMENDMENT TO ADMINISTRATIVE AGENCY AGREEMENT (this “Amendment”) is made as of February 16, 2022 by and between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“Administrator”), and BRIDGE BUILDER TRUST a Delaware statutory trust (the “Trust”), for the account of each fund listed on Appendix A to the Agreement.

WHEREAS, the Administrator and the Trust entered into an Administrative Agency Agreement, dated as of April 25, 2019 (as amended, modified and/or supplemented to date, the “Agreement;” all capitalized terms used but not defined herein shall have the meanings set forth in the Agreement); and

WHEREAS, the Administrator and the Trust desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, the Administrator and the Trust hereby agree as follows:

1. Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A.

2. This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy or telefax of the Amendment shall be acceptable evidence of the existence of the Amendment and the Administrator shall be protected in relying on the photocopy or telefax until the Administrator has received the original of the Agreement.

3. This Amendment, together with the Agreement, constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect hereto. Except as expressly modified hereby, the Agreement shall continue in full force and effect in accordance with its terms and conditions.

4. This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned parties has executed this Amendment to Administrative Agency Agreement effective as of the date first above written.

BROWN BROTHERS HARRIMAN & CO.

By:	/s/ Hugh Bolton
Name:	Hugh Bolton
Title:	Managing Director
Date:	March 8, 2022

BRIDGE BUILDER TRUST

on behalf of and for the account of each fund listed on Appendix A

By:	/s/ Julius A. Drelick III
Name:	Julius A. Drelick III
Title:	President, Bridge Builder Trust
Date:	February 18, 2022

APPENDIX A

TO

ADMINISTRATIVE AGENCY AGREEMENT

LIST OF FUNDS

Dated as of February 16, 2022

The following is a list of Funds for which Administrator shall serve under the Administrative Agency Agreement dated as of February 16, 2022:

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund

Bridge Builder Transition Fund I

Bridge Builder Transition Fund II

Bridge Builder Transition Fund III

Bridge Builder Tax Managed Large Cap Fund*

Bridge Builder Tax Managed Small/Mid Cap Fund*

Bridge Builder Tax Managed International Equity Fund*

*Effective upon the date the registration statement is declared effective by the SEC.